UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2006

TECTONIC NETWORK, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	033-36198	22-3038309
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1825 Barrett Lakes Blvd., Suite 260

Kennesaw, Georgia 30144

(Address of Principal

Executive Offices)

(770) 517-4750

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 24, 2006, Tectonic Network, Inc. and its affiliated debtors and debtors-in-possession ("Tectonic" or the "Company") filed a Plan of Reorganization (the "Plan") and a related Disclosure Statement with the United States Bankruptcy Court for the Northern District of Georgia (the "Court"). The Plan proposes to cancel all existing equity interests such that existing equity holders will not receive anything on account of their equity interests. A copy of the Disclosure Statement attached hereto as Exhibit 8.1. A copy of the Plan is attached to the Disclosure Statement as Appendix “A”.

Bankruptcy law does not permit solicitation of acceptances of the Plan until the Court approves the applicable Disclosure Statement relating to the Plan as providing adequate information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of the holder of claims or interests of the relevant class to make an informed judgment about the Plan. Accordingly, this announcement is not intended to be, nor should it be construed as, a solicitation for a vote on the Plan. Tectonic will emerge from Chapter 11 if and when the Plan receives the requisite stakeholder approval and is confirmed by the Court.

Tectonic Network, Inc. and its affiliated debtors and debtors-in-possession ("Tectonic" or the "Company") entered into a Stipulation and Consent Order with an Ad Hoc Committee of Equity Holders. Pursuant to Stipulation and Consent Order, which is subject to objection by creditors and other shareholders, the Company agreed to terminate the automatic stay of 11 U.S.C. Section 362 to permit the members of the Ad Hoc Committee of Equity Holders to pursue certain claims against directors and officers in a forum outside of Chapter 11. A copy of the Stipulation and Consent Order is included with this filing as Exhibit 8.2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECTONIC NETWORK, INC.

Date: April 19, 2006	By: /s/ Arol R. Wolford
Arol R. Wolford

President and Chief Executive Officer